For Immediate Release

Sunesis Pharmaceuticals Reports Third Quarter 2007 Financial Results

South San Francisco, CA, November 1, 2007 - Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics, today reported financial results for the quarter ended September 30, 2007. Total revenues for the third quarter were $1.8 million, with a net loss of $10.8 million, including a restructuring charge of $1.2 million. As of September 30, 2007, cash, cash equivalents and marketable securities totaled $55.0 million.

Recent Highlights

SNS-595
•
In October, at the recent AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, Sunesis presented preliminary results from the company’s ongoing Phase 2 clinical trial of SNS-595, a replication-dependent DNA-damaging agent, in patients with platinum-resistant ovarian cancer.

o
Administered as a single agent, SNS-595 demonstrated anti-tumor activity, with 88 percent (15 of 17) of evaluable patients having best responses of stable disease or better, including two partial responses. Based on these results, SNS-595 has achieved the pre-specified criterion (two or more responses) for proceeding to Stage 2 of this trial.

•	Data from non-clinical studies of SNS-595 were also presented at the AACR-NCI-EORTC International Conference.
o
In vivo studies of SNS-595 in combinations with carboplatin, cisplatin, and gemcitabine in solid tumor xenografts demonstrate potent anti-tumor activity. Results from these non-clinical studies support the evaluation of SNS-595 in combination with platinum compounds or anti-metabolites for the treatment of solid tumor malignancies.

•
In October, Sunesis completed enrollment of approximately 70 patients in the company’s Phase 1 clinical trial of single-agent SNS-595 in patients with acute myeloid leukemia (AML). Sunesis will present data from this study at the upcoming American Society of Hematology (ASH) meeting being held December 8-11, 2007 in Atlanta, GA. In collaboration with advisors, Sunesis is continuing to outline a development strategy for the registration of SNS-595 for the treatment of AML.

•
In September, Sunesis also announced the initiation of a Phase 1b clinical trial of SNS-595 in combination with cytarabine in patients with relapsed and/or refractory acute leukemias. The trial is designed to evaluate the safety, tolerability and initial indications of anti-cancer activity of escalating doses of SNS-595 when administered with a fixed dose of cytarabine.

SNS-032
•	Data from non-clinical studies of SNS-032 was presented at the AACR-NCI-EORTC International Conference.
o
SNS-032, a cyclin-dependent kinase (CDK) inhibitor demonstrated potent anti-tumor activity in xenograft models of acute leukemia and multiple myeloma after intermittent, well tolerated dosing schedules. This activity was consistent with modulation of CDK7 and CDK9 inhibition and supports investigation of SNS-032 in B-cell malignancies such as chronic lymphocytic leukemia and multiple myeloma.

SNS-314
•	In September, Sunesis presented non-clinical combination data on SNS-314, an Aurora kinase inhibitor, at the 14th European Cancer Conference (ECCO 14).
o	The cytotoxic activity of SNS-314 was shown to be additive in vitro when administered in combination with gemcitabine, docetaxel and vincristine..
o	SNS-314 in combination with docetaxel resulted in significant anti-tumor activity in vivo at doses and schedules where neither compound showed single-agent activity.
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In September, Sunesis announced the commencement of patient dosing in a Phase 1 clinical trial of SNS-314. The dose-escalating clinical trial will examine safety, tolerability and preliminary anti-tumor activity in patients with advanced solid malignancies.

Other
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In August, Sunesis announced a reorganization, including a reduction in its workforce by approximately 25 percent, to focus its resources on generating definitive data from its lead programs, while streamlining operations and extending the company’s financial resources beyond 2008.

Financial Highlights
♦
Revenue from research collaborations totaled $1.8 million for the quarter ended September 30, 2007, compared to $1.9 million for the quarter ended September 30, 2006. This slight decrease in collaboration revenue was primarily due to lower amortization of license fees in the 2007 quarter.

♦
Research and development (R&D) expense was $8.8 million for the third quarter of 2007, compared to $8.6 million for the third quarter of 2006. This change is due to increased expenses related to the development of SNS-595, partially offset by reduced spending on SNS-314 and certain research programs.

♦
General and administrative (G&A) expense for the third quarter of 2007 was $3.4 million, compared to $3.0 million for the third quarter of 2006. The increase in G&A expense was due primarily to higher average salaries, non-cash stock-based compensation expense, patent prosecution costs and certain costs related to being a publicly traded company.

♦	In the quarter ended September 30, 2007, Sunesis recorded a $1.2 million restructuring charge related to the reorganization and a reduction in force.
♦	Sunesis reported a net loss of $10.8 million for the third quarter of 2007, compared to a reported net loss of $8.7 million for the third quarter of 2006.
♦	Cash used in operating activities was $27.3 million for the nine months ended September 30, 2007, compared to $19.0 million for the same nine-month period in 2006.
♦	In the third quarter of 2007, Sunesis recorded non-cash stock compensation expense of $0.7 million.

Conference Call Information
Sunesis’ management will host a conference call to review the results of the quarter and to provide an update on the company’s business on Thursday, November 1, 2007 at 10:30 am EDT. Individual and institutional investors can access the call via (888) 297-0358 (U.S. and Canada) or (719) 325-2215 (international). To access the live audio webcast or the subsequent archived recording, visit the “Investors and Media - Calendar of Events” section of the Sunesis website at http://www.sunesis.com. Please log on to Sunesis' website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary.

About Sunesis Pharmaceuticals
Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies. For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

Safe Harbor Statement

This press release contains forward-looking statements including without limitation statements related to the potential efficacy of SNS-595, SNS-032 and SNS-314, planned additional clinical testing and development efforts and the anticipated timing of the commencement and completion of clinical trials and the announcement of clinical results. Words such as “support,” “will,” “possible,” “optimistic,” “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that Sunesis' drug discovery and development activities could be halted significantly or delayed for various reasons, the risk that Sunesis' clinical trials for SNS-595, SNS-032 and SNS-314 may not demonstrate safety or efficacy or lead to regulatory approval, risks related to the conduct of Sunesis' clinical trials and manufacturing of SNS-595, SNS-032 and SNS-314 and risks related to Sunesis’ need for additional funding. These and other risk factors are discussed under "Risk Factors" and elsewhere in Sunesis' annual report on Form 10-K for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONTACTS:
Investors	Media
Eric Bjerkholt, CFO	Karen L. Bergman or
Sunesis Pharmaceuticals, Inc.	Michelle Corral
650-266-3717	BCC Partners
650-575-1509 or 415-794-8662

Sunesis Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Collaboration revenue	$80,776	$237,046	$1,539,110	$6,124,418
Collaboration revenue from related party	1,749,498	1,712,045	5,827,695	5,591,890
License revenue	—	—	250,000	—
Grant and fellowship revenue	—	—	—	37,901
Total revenues	1,830,274	1,949,091	7,616,805	11,754,209

Operating expenses:
Research and development	8,787,118	8,583,298	27,792,058	27,146,773
General and administrative	3,408,693	3,047,583	10,749,034	8,882,784
Restructuring charges	1,217,848	—	1,217,848	—
Total operating expenses	13,413,659	11,630,881	39,758,940	36,029,557

Loss from operations	(11,583,385)	(9,681,790)	(32,142,135)	(24,275,348)

Interest income	796,731	992,261	2,310,285	2,495,965
Interest expense	(55,903)	(45,970)	(152,254)	(433,625)
Other income, net	232	1,856	1,159	5,749
Net loss	$(10,842,325)	$(8,733,643)	$(29,982,945)	$(22,207,259)

Basic and diluted loss per share	$(0.32)	$(0.30)	$(0.95)	$(0.82)

Shares used in computing basic and diluted loss per share	34,315,961	29,333,909	31,667,511	27,209,536

Sunesis Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
ASSETS	(Unaudited)	(Note 1)

Current assets:
Cash and cash equivalents	$12,411,761	$6,075,449
Marketable securities	42,567,612	57,029,199
Prepaids and other current assets	1,189,608	1,082,817
Total current assets	56,168,981	64,187,465

Property and equipment, net	4,470,776	4,728,929
Deposits and other assets	359,974	359,974
Total assets	$60,999,731	$69,276,368

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$556,039	$2,477,656
Accrued compensation	2,189,961	2,323,742
Other accrued liabilities	3,348,309	961,766
Current portion of deferred revenue	1,702,031	2,260,478
Current portion of equipment financing	939,664	885,273
Total current liabilities	8,736,004	8,908,915

Non current portion of deferred revenue	-	1,143,159
Non current portion of equipment financing	1,323,960	955,695
Deferred rent and other non-current liabilities	1,581,226	1,464,902
Total liabilities	11,641,190	12,472,671

Commitments

Stockholders' equity:
Common stock	3,432	2,944
Additional paid-in capital	319,938,390	298,073,896
Deferred stock compensation	(387,736)	(1,006,604)
Accumulated other comprehensive income (loss)	32,563	(21,376)
Accumulated deficit	(270,228,108)	(240,245,163)
Total stockholders' equity	49,358,541	56,803,697

Total liabilities and stockholders' equity	$60,999,731	$69,276,368

Note 1:	The condensed balance sheet at December 31, 2006 has been derived from the audited financial statements at that date included in the Company's Form 10-K for the fiscal year ended December 31, 2006.

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